Exhibit 5.01

Faegre Drinker Biddle & Reath LLP

3200 Wells Fargo Center 1700 Lincoln Street

Denver Colorado 80203-4532

Phone +1 303 607 3500

Fax +1 303 607 3600

August 10, 2026

Public Service Company of Colorado

3500 Blake Street

Denver, Colorado 80205

Re:	First Mortgage Bonds, Series No. 41 due 2034

First Mortgage Bonds, Series No. 47 due 2056

Ladies and Gentlemen:

We have acted as counsel for Public Service Company of Colorado, a Colorado corporation (the “Company”), in connection with the issuance of (1) $150,000,000 principal amount of the Company’s 5.35% First Mortgage Bonds, Series No. 41 due 2034 (the “2034 Bonds”) and (2) $650,000,000 principal amount of the Company’s 6.20% First Mortgage Bonds, Series No. 47 due 2056 (the “2056 Bonds” and, together with the 2034 Bonds, the “Bonds”). The Bonds will be issued pursuant to the Company’s Indenture to U.S. Bank Trust Company, National Association (as successor to Morgan Guaranty Trust Company of New York) dated as of October 1, 1993 (the “Original Indenture”), Supplemental Indenture No. 35 dated as of April 1, 2024 with respect to the 2034 Bonds, and Supplemental Indenture No. 39 thereto dated as of August 1, 2026 with respect to the 2056 Bonds (each, a “Supplemental Indenture”). The Original Indenture, as supplemented by each Supplemental Indenture and the previous supplemental indentures described in each Supplemental Indenture, is hereinafter referred to as the “Indenture”. The Bonds will be sold pursuant to the Underwriting Agreement, dated as of August 3, 2026 (the “Underwriting Agreement”), by and between the Company, and J.P. Morgan Securities LLC, Mizuho Securities USA LLC, PNC Capital Markets LLC, and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein (collectively, the “Underwriters”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

In rendering the opinion expressed herein, we have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, as amended to date, the Amended and Restated Bylaws of the Company, as amended to date, the corporate actions taken by the Company in connection with the Indenture and the Bonds, the Underwriting Agreement, the Indenture, executed copies of the global certificates evidencing the Bonds, and such other documents, records, agreements, certificates and instruments, and have reviewed such authorities of law, as we have deemed necessary or appropriate for the purposes of this opinion.

Public Service Company of Colorado

August 10, 2026

Based on the foregoing, and subject to the assumptions and qualifications noted elsewhere in this opinion, we are of the opinion that the Bonds, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be legal and binding obligations of the Company, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, assignment for the benefit of creditors, receivership and other laws of general application affecting creditors’ rights and the rights of mortgagees and other secured parties generally and state laws which affect the enforcement of certain remedial provisions, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

We have relied as to certain relevant factual matters upon certificates of public officials and certificates of and/or information provided by officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation. We have also relied, without investigation, upon the following assumptions: (a) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question or carry out their role in it, (b) each party to any instrument or agreement relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such instrument or agreement enforceable against it, (c) each party to any instrument or agreement relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such instrument or agreement against the Company, (d) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures, including electronic signatures, on each such document are genuine, (e) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any instrument or agreement relevant hereto, (f) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of any relevant jurisdiction are generally available (i.e., in terms of access and distribution following publication or other release) both to lawyers practicing inside and to lawyers practicing outside such jurisdiction, and are in a format that makes legal research reasonably feasible, and (g) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a published decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and

Public Service Company of Colorado

August 10, 2026

reasonableness, (c) limit the availability of a remedy under certain circumstances where another remedy has been elected, (d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct, (e) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (g) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (h) may require mitigation of damages, and (i) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation or repose).

Our opinion herein is limited to the laws of the States of Colorado and New York.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (File No. 333-278797-02) (the “Registration Statement”), filed by the Company to effect the registration of the Bonds under the Securities Act of 1933 (the “Act”) and being named in the Prospectus included therein under the caption “Legal Opinions” with respect to the matters stated therein, without implying or admitting that we are in the category of persons whose consent is required under the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP